                                                                   EXHIBIT 11.1



                           DETROIT DIESEL CORPORATION
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS



                                                  December 31,   December 31,    December 31,
                                                     1996           1995             1994
                                                  ------------   ------------    ------------
Primary net income per share:
Net income                                        $ 3,846,000    $  40,062,000   $  36,102,000
Pro rata shares:
Common stock outstanding                           24,697,316       24,676,696      22,206,758
Common stock equivalents                                  344(1)        16,722(2)      786,276(3)
Diesel Project Development, Inc.                            -                -         760,896(4)
                                                  -----------       ----------      ----------
Weighted average number of shares outstanding      24,697,660       24,693,418      23,753,930
                                                  ===========       ==========      ==========

Primary net income per share                            $0.16            $1.62           $1.52
                                                        =====            =====           =====
Fully diluted net income per share:
Net income                                       $  3,846,000     $ 40,062,000   $  36,102,000
Pro rata shares:
Common stock outstanding                           24,697,316       24,676,696      22,206,758
Common stock equivalents                                1,087 (1)       16,722(2)      786,276(3)
Diesel Project Development, Inc.                            -                -         760,896(4)
                                                  -----------       ----------      ----------
Weighted average number of shares outstanding      24,698,403       24,693,418      23,753,930
                                                  ===========       ==========      ==========

Fully diluted net income per share                      $0.16            $1.62           $1.52
                                                        =====            =====           =====

--------------------------

(1) Represents the weighted average dilutive effect of 305,000, 108,000 and 5,000 stock options at $20.00, $23.75 and $18.00 per share, respectively, calculated using the treasury stock method.

(2) Represents the weighted average dilutive effect of 339,070 and 114,000 stock options exercisable at $20.00 and $23.75 per share, respectively, calculated using the treasury stock method.

(3) Represents the weighted average dilutive effect of options to acquire 339,070 shares of common stock at the IPO price of $20.00 per share, plus the weighted average dilutive effect through September 1994 of options to acquire 73,842 shares of restricted stock at the IPO price of $20.00 per share, plus the weighted average dilutive effect through September 1994 of rights to acquire 2,415,019 shares of common stock at 80% of the IPO price, or $16.00 per share, calculated using the treasury stock method.

(4) Represents the weighted average number of shares issued to Diesel Project Development, Inc. in September 1994, upon exercise of rights to acquire 2,415,019 shares of common stock at 80% of the IPO price, or $16.00 per share.





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